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                                                                   EXHIBIT 99.8


                     AMENDMENT TO INDEMNIFICATION AGREEMENT


                  Carrizo Oil & Gas, Inc., a Texas corporation ("Company") and _____ previously entered into an Indemnification Agreement dated as of _____ ("Indemnification Agreement"), and by this agreement hereby amend the Indemnification Agreement effective as of December 15, 1999 as follows:

                  Nothing in the Shareholders Agreement dated December 15, 1999 among S.P. Johnson IV, Frank A. Wojtek, Paul B. Loyd, Jr., Douglas A.P. Hamilton, Steven A. Webster, CB Capital Investors, L.P. ("Chase") and certain other investors (the "Shareholders Agreement") or in the transactions contemplated by the Securities Purchase Agreement dated December 15, 1999 among Paul B. Loyd, Jr., Douglas A.P. Hamilton, Steven A. Webster, Chase and certain other investors, as it may be amended from time to time (including the addition of any new parties thereto), shall constitute a "Change of Control" within the meaning of the definition in the Indemnification Agreement. Without limiting the generality of the foregoing, no "Change of Control" shall result from the attribution of beneficial ownership directly or indirectly through the Shareholders Agreement such that a shareholder is deemed to beneficially own 40% or more of the shares of the Company's common stock then outstanding (a "40% Holder"), unless such shareholder would be deemed to be a 40% Holder in the absence of the Shareholders Agreement.

                  In witness whereof, the parties have caused these presents to be executed this 15th day of December, 1999, effective as of the day and year first above written.


                                       CARRIZO OIL & GAS, INC.



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:



                                       INDEMNITEE


                                       ----------------------------------------
                                       Name: